Exhibit 10.11

AFFILIATION AGREEMENT

WHEREAS Battle Creek Mutual Insurance Company (“BCMI”) and Nodak Mutual Insurance Company (“NMI”) believe an affiliation between the two companies, pursuant to the terms of this Agreement, are in the best interests of the policyholders of both companies;

IT IS THEREFORE AGREED as follows:

SECTION 1

DEFINITIONS

Contract Date - December 30, 2010.

Effective Date - the later of April 1, 2011, or the date of approval of the Form A by the Nebraska Department of Insurance.

Transaction Documents – Affiliation Agreement, 100% Quota Share Reinsurance Agreements, Amended Shared Operations Agreement, Surplus Note and Amended and Substituted Articles of Incorporation and By-Laws of BCMI.

SECTION 2

TRANSACTION DOCUMENTS

2.1.  Reinsurance Agreement.  That NMI and BCMI will enter into a 100% Quota Share Reinsurance Agreement, a copy of which is attached hereto as Exhibit “A” and incorporated herein, whereby BCMI cedes 100% of its net premium income and associated losses and expenses to NMI and NMI agrees to accept such cession, effective April 1, 2011.

2.2.  Employee Leasing Agreement.  That NMI and BCMI will enter into an Employee Leasing Agreement, a copy of which is attached hereto and incorporated herein as Exhibit “B,” effective on January 1, 2011.

2.3.  Surplus Note.  That BCMI has heretofore issued a Surplus Note in the amount of $3,000,000 and dated December _____, 2010, which note NMI has purchased.  A copy is attached hereto as Exhibit “C” and incorporated herein.

2.4.  Articles of Incorporation.  That BCMI will adopt Amended and Substituted Articles of Incorporation and By-Laws, copies of which are attached hereto respectively designated as Exhibits “D” and “E”, which will, among other things, contain provisions that (i) entitle NMI to nominate two-thirds (⅔) of the Board of Directors on and after the Effective Date, so long as either the Surplus Note or the Quota Share Agreement remain in effect; (ii) change BCMI to a non-assessable mutual; and (iii) such other provisions as to which the parties mutually agree.

2.5.  Lease Agreements.  The Zimmerman Insurance Agency, Inc. and BCMI will enter into two leases, each effective January 1, 2011.  One lease will be that a portion of the premises at 603 South Preece Street, Battle Creek, Nebraska, will be used for an insurance agency and the second lease will cover certain office equipment, described in the lease and used in the operation of the business.

SECTION 3

OTHER AGREEMENTS

3.1.  Approval and Resignations.  BCMI agrees that to implement the approval of the Transaction Documents by the following actions:

a.  At the 2011 annual meeting of the members of BCMI, it will cause all of its proxies to be voted in favor of the Transaction Documents and in favor of the slate of nominees for election to the Board; and

b.  It will cause the members of the Board of Directors and the Officers of BCMI to tender their resignations effective upon the effective date of this Agreement.

3.2.  By-Laws.  Prior to, on or after the Effective Date, the Board of Directors of BCMI will adopt new By-Laws which, to the extent permitted by Nebraska law, will follow the content of NMI’s By-Laws.  The new By-Laws shall be substantially in the form as those attached hereto as Exhibit “E” and shall become operative on the Effective Date.

3.3.  BCMI Status.  From and after the Effective Date, and subject to the terms of this Agreement, BCMI will continue to operate as a separate corporate entity domiciled in the state of Nebraska.  NMI will provide assistance to BCMI in conducting its insurance business with the goal of increasing its profitability and reducing its expenses.  At the discretion of the Board of Directors of BCMI, the principal office of BCMI shall remain in Battle Creek, Nebraska, and BCMI will continue to market itself under its current trade names, if any, subject to any regulatory approvals.

SECTION 4

REPRESENTATIONS & WARRANTIES OF BCMI

4.1.  Representations and Warranties of BCMI.  BCMI represents and warrants to NMI as of the Contract Date as follows:

a.  Corporate Existence and Power.  (i) BCMI has been duly organized, is validly existing and is in good standing under the laws of the State of Nebraska.  BCMI has all corporate powers required to carry on its business as now conducted, has all material government licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, and is not in violation of any of the provisions of its Articles of Incorporation, By-Laws or other organizational documents.  BCMI has previously delivered to NMI true and complete copies of each of its Articles of Incorporation and By-Laws in effect on the Contract Date.

b.  Corporate Authorization.  The execution, delivery and performance by BCMI of this Agreement and each of the other Transaction Documents is within BCMI’s power and has been, or will be prior to the Effective Date, duly authorized by all necessary corporate action.  Each of the Transaction Documents constitutes a valid and legally binding agreement, enforceable against BCMI in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity.

c.  Governmental Authorization.  The execution, delivery, and performance by BCMI of this Agreement and each of the other Transaction Documents requires no action by or in respect of, or filing with, any governmental body, agency or official, except:  (i) approvals, filings and/or notices to the Insurance Department of the State of Nebraska; (ii) filings and notices not required to be made or given until after the closing date (the “Closing”) of the transactions contemplated herein; (iii) filings, at any time, of tax returns, tax reports, and tax information statements; and (iv) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, materially impair the ability of BCMI to conduct its business or consummate the transactions contemplated herein (the “Transactions”).

d.  Financial Statements.

(1)  BCMI has previously made available to NMI true and complete copies of its (a) Annual Statements for the year ended 2009, and (b) Quarterly Statement as of and for the calendar quarter ended September 30, 2010.

(2)  To the best knowledge of BCMI, since December 2004, BCMI has filed all financial statements required to be filed with or submitted to the appropriate regulatory authorities.  Each such statement complied with all applicable laws when so filed.  Each such statement was prepared in accordance with the statutory accounting principles in effect when so filed and presents fairly BCMI’s financial position as of the date thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby.

e.  Reserves.  BCMI’s aggregate reserves, after taking any applicable reinsurance agreements into account and deeming them to be in effect as of the relevant dates of periods, as established or reflected in each of the December 31, 2009, and September 30, 2010, Quarterly Statement (i) were computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles; (ii) meet all requirements of applicable law and meet or exceed the minimum aggregate amounts required by applicable Nebraska law; and (iii) make reasonable provision for all unpaid loss and loss expense obligations under the terms of the insurance contracts issued by BCMI.

f.  Absence of Certain Changes.  Other than those actions contemplated by this Agreement and/or the Transaction Documents, BCMI business from the date of the September 30, 2010, Quarterly Statement to the Contract Date has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial, and investment policies generally) and there has not been any (i) material transaction, commitment, contract, or agreement entered into by BCMI, other than in the ordinary course of business consistent with past practices, or any acquisition of assets or incurrence of liabilities that is not primarily related to the property and casualty insurance of BCMI; (ii) material change in any method of accounting or accounting practice or policy (including, without limitation, any reserving method, practice or policy), except for any such change resulting from a concurrent change in officially promulgated Standard Actuarial Principles of Statutory Accounting Principles in the United States, as the case may be; (iii) employment, deferred compensation, severance, retirement, or other similar agreement entered into with any director, officer or employee (or any amendment to any such existing agreement) or any grant of any severance or termination pay to any director, officer or employee other than in the ordinary course of business or any change in compensation or other benefits payable to any director, officer or employee other than in the ordinary course of business or loans or advances to any director, officer or employee, except for travel, business and relocation expenses in the ordinary course of business consistent with past practice; (iv) material change in marketing or underwriting practices or standards; and (v) material change in the compensation structure of, or benefits available to, agents generally.

g.  No Undisclosed Material Liabilities.  Other than liabilities or obligations provided for or reserved against in BCMI’s September 30, 2010, Quarterly Statement, liabilities incurred since such date in the ordinary course of business consistent with past practice or liabilities to which BCMI’s reinsurance agreements would apply, BCMI has no liabilities or obligations that individually or in the aggregate exceed $50,000.

h.  Material Contracts.  BCMI has furnished or made available to NMI complete and correct copies of all material contracts, agreements and instruments to which BCMI is a party, each as amended or modified to the date of this Agreement (collectively, the “Material Agreements”) and each of the Material Agreements is in full force and effect and enforceable according to its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity, and there exists no material event of default or occurrence, condition or act on the part of BCMI, or to BCMI’s knowledge, on the part of the other parties to the Material Agreements, that would constitute (with notice or lapse of time or both) a material breach of or material default under any of the Material Agreements.

i.  Environmental Matters.

(1)  (a)  To the best knowledge of BCMI, BCMI has complied with all applicable environmental laws.

(b)  To the best knowledge of BCMI, the properties currently owned or operated by BCMI are not contaminated with any hazardous substances requiring remediation.

(c)  To the best knowledge of BCMI, prior to or during the period of ownership or operation by BCMI, properties formerly owned or operated by BCMI were not contaminated with hazardous substances requiring remediation by BCMI.

(d)  To the best knowledge of BCMI, BCMI is not subject to liability under any environmental laws.

(e)  BCMI has not received any written notice, demand, letter, claim or request for information from any governmental entity indicating that BCMI may be in violation of or liable under any environment law.

(2)  BCMI has made available to NMI, for review and copying, all environmental reports, if any, in its possession, prepared for it by third-party environmental consultants concerning any currently or formerly owned property.

(3)  The following definitions apply for purposes of this paragraph i.:

(a)  “Environmental laws” means any and all foreign, federal, state or local statutes, laws, regulations, ordinances, rules or codes now in effect relating to the environment, to the effect of the environment on human health or safety or to the use, generation, manufacturing, treatment, disposal, storage, discharge or release of hazardous substances into the environment, including without limitation, ambient air, surface water, groundwater or land, or the remediation thereof.

(b)  “Governmental entity” means any foreign, domestic, federal, territorial, state or local U. S. or non U. S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

(c)  “Hazardous substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum and its derivatives and by-products, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under environmental laws.

j.  Properties.  BCMI has good title to, or in the case of leased property has valid leasehold interests in, all of its property and assets (whether real or personal, tangible or intangible), except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected on its September 30, 2010, Quarterly Statement, and none of such property and assets is subject to any liens, other than those reflected on its September 30, 2010, Quarterly Statement, liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established), and liens that do not individually or in the aggregate materially detract from the value reflected on its September 30, 2010, Quarterly Statement or materially interfere with any present or intended use of any material property or assets.

k.  Insurance.  Prior to the Closing Date, RCM has maintained insurance relating to its assets, properties, business and operations (including, without limitation, errors and omissions insurance with respect to its employees, officers, and directors) in a manner consistent with past practices and that is reasonable for a company of its size that is engaged in the insurance business.

l.  Employees.  BCMI has no employees and it receives the services of Zimmerman Insurance Agency employees pursuant to an Shared Operations Agreement.  BCMI agrees to use its best efforts to maintain this relationship and further agrees not to make any changes in the Shared Operations Agreement without prior notice and consultation with NMI.

m.  Taxes.  To the best of BCMI’s knowledge:  (i) BCMI has duly filed all tax returns required to be filed by it on or prior to the date of this Agreement and all such tax returns are true, correct and complete in all material respects and BCMI has duly paid in full or made provision for the payment of all taxes for all periods or portions thereof; (ii) no federal, state or local audits or other administrative proceedings or court proceedings are presently pending or, to the best of BCMI’s knowledge, threatened with regard to any taxes or tax returns of BCMI; and (iii) BCMI has withheld and paid all federal, state and local taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

n.  Agents and Brokers.  BCMI has furnished to NMI a list which contains true, complete and accurate information, to the best of BCMI’s knowledge, as of September 30, 2010, regarding the agents and brokers (including their names, addresses, telephone numbers and gross premiums written by line of business for the most recent 12-month period) which have generated business that is currently in force with BCMI.

o.  Insurance Contracts.  To the best knowledge of BCMI:

(1)  All insurance policy benefits payable under the insurance contracts issued by BCMI pursuant to claims which have been made against such insurance contracts have, in all material respects, been paid in accordance with the terms of the insurance contracts under which they arose, are being processed in the ordinary course of BCMI’s business or are in dispute, except for such benefits for which BCMI believes there is a reasonable basis to contest payment.

(2)  No outstanding insurance contract issued, reinsured or underwritten by BCMI entitles the holder thereof or any other person or entity to receive dividends, distributions or other benefits based on the revenues or earnings of BCMI or any other entity, other than those dividends and distributions which are declared by the Board of Directors of BCMI.

(3)  The underwriting standards utilized and ratings applied by BCMI conform in all material respects to industry accepted practices and the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance or other similar contracts.

(4)  To the best of BCMI’s knowledge, each agent, at the time such agent wrote, sold or produced the business for BCMI, was duly licensed as an insurance agent (for the type of business written, sold or produced by such agent) in the particular jurisdiction in which such agent wrote, sold or produced such business, except where the failure to have such license would not have a material adverse effect on BCMI.

(5)  To the best of BCMI’s knowledge, BCMI’s insurance agents have not violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of the business, except where such violation would not have a material adverse effect on the business.

(6)  (i) All insurance contracts have been issued, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the state or jurisdiction where issued or, to the extent required by applicable law, have been filed with and not objected to by such authority within the period provided for objections; and (ii) any premium rates with respect to the business required to be filed with or approved by insurance regulatory authorities have been filed or approved and premiums charged conform thereto in all material respects except for such noncompliance, violation or failure which, individually or in the aggregate could not reasonably be expected to have a material adverse effect on BCMI.

4.2.  Representations and Warranties of NMI.  NMI represents and warrants to BCMI as of the Contract Date as follows:

a.  Corporate Existence and Power.  NMI has been duly organized, is validly existing, and is in good standing under the laws of the state of North Dakota.  NMI has all corporate powers required to carry on its business as now conducted, has all material government licenses, authorizations, permits, consents, and approvals required to carry on its business as now conducted, and is not in violation of any of the provisions of its Articles of Incorporation, By-Laws or other organizational documents.

b.  Corporate Authorization.  The execution, delivery, and, subject to the receipt of any required approvals, performance by NMI of this Agreement and each of the other Transaction Documents is within NMI’s power and has been or will be prior to the Effective Date, duly authorized by all necessary corporate action.  Each of the Transaction Documents constitute valid and legally binding agreements, enforceable against NMI in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity.

c.  Governmental Authorization.  The execution, delivery, and performance by NMI of this Agreement and each of the other Transaction Documents requires no action by or in respect of, or filing with, any governmental body, agency, or official on the part of NMI other than approvals, filings, and/or notices to the North Dakota Insurance Department.

d.  Financial Statements.

(1)  NMI has previously made available to BCMI true and complete copies of its (A) Annual Statement for the year ended 2009, and (B) Quarterly Statement as of and for the calendar quarter ended September 30, 2010.

(2)  To the best knowledge of NMI, since December 2005, NMI has filed all financial statements required to be filed with or submitted to the appropriate regulatory authorities.  Each such statement complied with all applicable laws when so filed.  Each such statement was prepared in accordance with the statutory accounting principles in effect when so filed and presents fairly NMI’s financial position as of the date thereof and the related summaries of operations and changes in capital and surplus and cash flows of such entity for the respective periods covered thereby.

e.  Reserves.  The aggregate reserves of NMI, after taking any applicable pooling or reinsurance agreements into account and deeming them to be in effect as of the relevant dates or periods, as established or reflected in each of the December 31, 2009, Annual Statement and the September 30, 2010, Quarterly Statement, (i) were computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated in accordance with sound actuarial principles; (ii) meet all requirements of applicable law and meet or exceed the minimum aggregate amounts required by applicable North Dakota law; and (iii) make reasonable provision for all unpaid loss and loss expense obligations under the terms of the insurance contracts issued by NMI.

f.  Absence of Certain Changes.  The business of NMI from the date of the last quarterly statement to the date of this Agreement has been conducted in the ordinary course consistent with past practices (including, without limitation, with regard to underwriting, pricing, actuarial, and investment policies generally) and there has not been any material change in any method of accounting or accounting practice or policy (including, without limitation, any reserving method, practice or policy), except for any such change resulting from a concurrent change in officially promulgated Standard Actuarial Principles or Statutory Accounting Principles in the United States, as the case may be.

g.  NMI will use its best efforts to assist BCMI to secure a rating from A. M. Best that is the equivalent of NMI’s A. M. Best rating.

h.  Litigation.  There is no action, suit, investigation or proceeding pending against, nor, to the knowledge of NMI, threatened against or affecting the property of NMI before any court or arbitrator or any governmental body, agency or official (i) in which the actual damages alleged or sought exceed $100,000 (except for claims under any insurance policy issued by NMI); (ii) that alleges a course of conduct that may reasonably be expected to give rise to a class action lawsuit; or (iii) that alleges bad faith and there is a reasonable possibility of ultimate liability in excess of $100,000 over any aggregate reserves that have been established to cover such claims, nor is there any judgment, decree, injunction or order of any governmental body, agency or official outstanding against NMI which reasonably could be expected to have a material adverse effect upon NMI.

i.  Compliance With Laws.  To the best knowledge of NMI, there does not exist any current violation by NMI of any applicable law and since January 1, 2005, NMI has not received any written notice from any governmental entity alleging the existence of any violation of any applicable law that could reasonably be expected to be material or directing NMI to take any remedial action.

j.  Taxes.  To the best knowledge of NMI, (i) it has duly filed all tax returns required to be filed by it on or prior to the date of this Agreement and all such tax returns are true, correct and complete in all material respects, and NMI has duly paid in full or made provision for the payment of all taxes for all periods or portions thereof; (ii) no federal, state or local audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any taxes or tax returns of NMI; and (iii) NMI has withheld and paid all federal, state and local taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

SECTION 5

COVENANTS

5.1.  Conduct of Business Prior to the Closing Date.  NMI and BCMI each covenant and agree that, after the date of this Agreement and prior to the Closing (except as expressly contemplated by this Agreement or by the other Transaction Documents), it will promptly advise the other party in writing of any material adverse effect on their respective insurance businesses or of any litigation involving such party that could reasonably be expected to materially and adversely affect the consummation of the Transactions.

5.2.  Access to Information.  From the date of this Agreement until the Closing, subject to any applicable contractual restrictions and applicable legal privileges, and to the extent applicable law would not thereby be violated, NMI and BCMI each covenant and agree to:

a.  give the other party and its authorized representatives full access (including the copying of such materials as may be reasonably requested), upon reasonable prior notice and during normal business hours, to their respective offices, properties, books and records;

b.  furnish the other party, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information relating to their respective businesses as such persons may reasonably request; and

c.  instruct their respective employees, counsel, and financial advisors to cooperate with the other party in its investigations in relation to the Transactions.

5.3.  Notices of Certain Events.  NMI and BCMI each covenant and agree to promptly notify the other party of any of the following:

a.  any notice or other communication received by such party from any source alleging that the consent of another person or entity is or may be required in connection with the Transactions;

b.  any notice or communication received by such party from any governmental or regulatory agency or authority relating to the Transactions;

c.  any actions, suits, claims investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party that, if the same had been pending on the date of this Agreement would have been required to have been disclosed or that relate to the consummation of the Transactions; and

d.  any breach of a representation or warranty of the notifying party that could reasonably be expected to materially and adversely affect the consummation of the Transactions.

5.4.  Proposals for Alternative Transactions.  BCMI covenants and agrees that from the Contract Date until the Closing, it will not and will not permit or cause any of its officers or directors to, and will direct them not to, directly or indirectly, initiate, solicit, encourage, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to:

a.  a merger, reorganization, consolidation, or similar transaction involving, of any purchase of 5% or more of the assets of, or demutualization or conversion of, BCMI, other than in connection with one or more of the Transactions; or

b.  a transaction involving a pooling of the business of BCMI with another entity or any similar business combination or restructuring, other than in connection with one or more of the Transactions (any of the foregoing (a) or (b), an “Alternative Transaction Proposal”).

Until this Agreement is otherwise terminated, BCMI further covenants and agrees that it will not and will not permit or cause any of its respective officers and directors to, and will direct them not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any entity or representative of any entity relating to an Alternative Transaction Proposal, whether made before or after the date of this Agreement, or otherwise facilitate or attempt to make or implement an Alternative Transaction Proposal.  BCMI will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.  BCMI will notify NMI immediately if any Alternative Transaction Proposal is received by it or any discussions or negotiations are sought in connection with an Alternative Transaction Proposal and will notify NMI of the identity of such other entity and its representatives and the material terms and conditions of any such proposals or offers.

5.5.  BCMI’s Insurance.  For so long as BCMI remains as a participant in the Reinsurance Agreement and the Surplus Note, BCMI covenants and agrees to maintain directors and officers liability insurance coverage and errors and omissions insurance coverage with limits of liability at least equal to the limits under such insurance coverage as of the Contract Date.

5.6.  Best Efforts.  Subject to the terms and conditions of this Agreement and the other Transaction Documents, BCMI and NMI each covenant and agree to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable law to consummate the Transactions.  NMI and BCMI shall:

a.  promptly, and in any event within 60 days of the date of this Agreement, prepare and file all applications, notices, consents, and other documents necessary or advisable to obtain the regulatory approvals required to consummate the Transactions under the applicable law of Nebraska and North Dakota, respectively,

b.  promptly file all supplements or amendments to such applications, notices, consents or other documents, and

c.  use their best efforts to obtain any such required regulatory approvals.  NMI and BCMI will provide each other and their respective counsel the opportunity to review in advance and comment on all such filings.  They will keep each other informed of the status of all matters related to such required regulatory approvals.  Further, they each covenant and agree that if any required regulatory approval to consummate one or more of the Transactions is denied or not obtained, they will use their respective best efforts to work together to restructure the Transaction or transactions to achieve or acquire all required regulatory approvals, it being agreed that in all such instances the benefits sought to be derived by both parties by the Transactions and the principal terms of the Transactions, financial or otherwise, will not change as a result of such restructuring.

5.7.  Fees and Expenses.  NMI and BCMI shall each pay the costs and expenses, including legal fees, incurred by it in negotiating and preparing this Agreement, the other Transaction Documents, and in closing and carrying out the Transactions, whether or not the Closing shall occur.

5.8.  Obligation to Call Policyholder Meeting.  BCMI agrees that, within 60 days after this Agreement and related Transactions have been approved by the Board of Directors of BCMI, it will send notice to its policyholders of the Annual Meeting for the purpose of approving the Transactions, including but not limited to voting on the amendments to BCMI’s Articles of Incorporation and the election of directors.

5.9.  Public Announcements and Confidentiality.  NMI and BCMI each covenant and agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, any other Transaction Document or the Transactions and, except as may be required by applicable law, will not make any such public statement prior to such consultation.  Except as may be required by applicable law, NMI and BCMI shall keep this Agreement, the other Transaction Documents and all other documents and information relating to the Transactions or furnished pursuant to or in connection with the Transaction Documents or the Transactions confidential.

SECTION 6

TERMINATION

6.1.  Grounds for Termination Prior to Closing.  This Agreement may be terminated at any time prior to the Closing:

a.  by mutual written agreement of the parties; or

b.  by either party if the Closing shall not have been consummated on or before June 30, 2011, provided, however, that no party may exercise the right to terminate this Agreement under this subsection 6.1(b) if the failure to consummate the Closing was a result of a breach by such party of any of its obligations under this Agreement or any other Transaction Document.

c.  by NMI if either the BCMI Board of Directors or the members of BCMI, as applicable, fail to approve this Agreement, the other Transaction Documents, the Transactions, or fail to approve and adopt the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of BCMI substantially in the form attached to this Agreement.

d.  if all regulatory approvals are not timely obtained.

e.  by either party, if any of the other Transaction Documents are terminated, other than as a result of a breach by such party.

6.2.  Grounds for Termination After Closing.  This Agreement shall be terminated at any after the Closing:

a.  by mutual written agreement of NMI or BCMI; or

b.  by either NMI or BCMI if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or any other Transaction Document and such breach is not cured within 15 days after written notice of such breach is given by such terminating party to the other party.

SECTION 7

DISPUTE RESOLUTION

7.1.  General.  The parties shall endeavor to resolve all disputes arising out of this Agreement in an amicable manner, in accordance with Section 7.2 prior to resorting to arbitration under Section 7.3.  All material disputes between the parties arising out of or resulting from this Agreement shall be resolved as provided in this Section 7.

7.2.  Negotiations Between Executives.  The parties shall attempt in good faith to resolve any dispute arising out of the making or performance of or otherwise relating to this Agreement merit promptly by negotiations between executives who have authority to settle the controversy.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.  If the matter has not been resolved within 60 days after the disputing party’s notice, or if the parties fail to meet within 20 days, either party may initiate arbitration under Section 7.3 hereof.  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 7 days notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any comparable state provision.

7.3.  Arbitration.

a.  Written Demand.  In the event that any dispute arising out of this Agreement is not resolved under Section 7.2 hereof, such dispute shall be submitted to binding arbitration under this Section 7.3.  Either party may institute arbitration under this Section 7.3 by making written demand on the other party.

b.  Choice of Arbitrators.  In the event that a demand by either party is made in writing on the other, each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator.  If either party refuses or neglects to appoint an arbitrator within 30 days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator.  If the two arbitrators do not agree on a third arbitrator within 30 days of their appointment, each of the arbitrators shall nominate three individuals.  Each arbitrator shall then decline two of the nominations presented by each of the other arbitrators.  The third arbitrator shall then be chosen from the remaining two nominations by drawing lots.  The arbitrators shall be active or former officers of property and casualty insurance or reinsurance companies.  The arbitrator shall not have a personal or financial interest in the result of the arbitration.

c.  Location of Arbitration.  The arbitration hearings shall be held in Lincoln, Nebraska, or such other place as may be mutually agreed.  Each side shall submit its case to the arbitrators within 30 days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators.  The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the property and casualty insurance business.  The decision rendered by a majority of the arbitrators shall be final and binding on both sides.  Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which any side may have against the others.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

d.  Arbitration Expenses.  Each party shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fee and expenses of the third arbitrator and (iii) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding.  Other than as set forth above each party shall bear its own costs in connection with any such arbitration including, without limitation, (x) all legal, accounting, and other professional fees and expenses, and (y) all other costs and expenses each party incurs to prepare for such arbitration.

e.  Rules of the American Arbitration Association.  Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

SECTION 8

MISCELLANEOUS

8.1.  Actions Subsequent to Closing.  From and after the Closing, each party will, from time to time, at the reasonable request of the other party and without further consideration (but at the expense of the requesting party) do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, certificates, and assurances as may be reasonably required by such other party to effect the Transactions.

8.2.  Entire Agreement.  This Agreement and the other Transaction Documents, including all schedules and exhibits thereto, constitute the entire agreement between the parties and there are no other agreements or understandings other than as expressed in this Agreement and the other Transaction Documents.

8.3.  Binding Effect.  This Agreement will apply to and inure to the benefit of and be binding upon and enforceable against each party and their respective successors and permitted assigns.

8.4.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of any such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only so broad as is enforceable.

8.5.  Waivers and Amendments.  The Agreement and the Exhibits attached hereto may only be amended or modified, and the terms hereof may only be waived, by a writing, signed by each party or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

8.6.  Assignment.  Neither party will have the right to assign or otherwise transfer its rights or delegate its duties under this Agreement to any third party without the prior written consent of the other party.

8.7.  Governing Law.  This Agreement will be deemed to have been made under and governed by the laws of the state of Nebraska, without regard to Nebraska choice of law rules.

8.8.  Notices.  All notices and other communications under this Agreement will be in writing and will be delivered personally or sent by confirmed facsimile transmission or nationally recognized overnight delivery service.  Any such notice or other communication will be deemed given upon actual delivery, in each case to the following addresses:

a.	if to NMI:

Jim Alexander
CEO
Nodak Mutual Insurance Company
1101 First Avenue North
P.O. Box 2502
Fargo, ND  58108-2502
Fax No. (701) 298-4333

With concurrent copies to:

Kent M. Forney
Bradshaw, Fowler, Proctor & Fairgrave, P.C.
801 Grand Avenue, Suite 3700
Des Moines, IA  50309-8004
Fax No. (515) 246-5808

b.	if to BCMI:

Bruce Zimmerman
President
Battle Creek Mutual Insurance Company
603 South P
Battle Creek, NE  68715
Fax No.

With concurrent copies to:

William R. Kutilek
Crosby Guenzel LLP
134 South 13th Street, Suite 400
Lincoln, NE  68508
Fax No. (402) 434-7303

8.9.  Construction; Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine, or neuter, singular, or plural, as the context may require.  The headings in this Agreement are for convenience of reference only and will not affect its interpretation.

8.10.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of NMI and BCMI as of December 30, 2010.

NODAK MUTUAL INSURANCE COMPANY

By:	/s/ Michael J. Alexander
Name: Michael J. Alexander
Title: Executive Vice President & CEO

BATTLE CREEK MUTUAL INSURANCE COMPANY

By:	/s/ Bruce Zimmerman
Name: Bruce Zimmerman
Title: President

Exhibit A

REINSURANCE AGREEMENT

This Reinsurance Agreement is effective April 1, 2011, between Battle Creek Mutual Insurance Company (“BCMI”) and Nodak Mutual Insurance Company (“NMI”).

WHEREAS BCMI and NMI have entered into an Affiliation Agreement that provides, among other things, for NMI to 100% reinsure BCMI on policies it issues (the Business as defined below);

IT IS THEREFORE AGREED as follows:

ARTICLE I -  REINSURANCE COVERED

1.  Business written by BCMI is hereby ceded 100% Quota Share to NMI, which agrees to accept such cession.

2.  The Business shall consist of all policies written by BCMI with inception dates of April 1, 2011, and thereafter, including 100% of prior year loss reserve development, net of any applicable prior reinsurance.

ARTICLE II -  LIABILITY OF NMI

1.  The liability of NMI shall begin simultaneously with that of BCMI.  In no event shall the reinsurance be in force and binding unless the insurance is in force with BCMI.

2.  The liability of NMI shall follow the liability of BCMI in accordance with the conditions of the reinsured policies and shall be subject to the same risks, conditions, and modes of settlement, it being the intention of this Agreement that NMI shall follow the fortunes of BCMI in all respects on the insurance ceded herein.

3.  NMI shall defend at its cost any actions, claims, proceedings, demands, costs, damages, judgments and expenses to which BCMI may become subject pertaining to the Business ceded under this Agreement and will hold harmless BCMI from all such matters.

ARTICLE III -  REINSURANCE PREMIUMS

BCMI agrees to pay and NMI agrees to accept net premiums ceded on the Business covered under this agreement.  Net Premiums shall mean gross premium written less premiums returned on cancellations.

ARTICLE IV -  CEDING COMMISSION

The Reinsurer shall allow Reinsured a ceding commission on all premium ceded hereunder.  Such commission allowance includes provision for Loss Adjustment Expenses and for Other Underwriting Expenses as reported by Reinsured in the Underwriting and Investment Exhibit, Part 3, columns 1 and 2, page 11, of the Reinsured’s Annual Statement.

1.  Provisional Commission.  The provisional ceding commission hereunder shall be 33%, subject to adjustment as set forth in the Variable Commission provisions below.

2.  Variable Commission.

a.  Additional Commission.  When Reinsured’s Expense Ratio for any year subject to this Agreement is greater than 33%, Reinsurer shall allow Reinsured Additional Commission.  The amount of Additional Commission is determined by subtracting 33% from the Reinsured’s Expense Ratio.  Reinsurer shall pay Reinsured such Additional Commission within 45 days following the conclusion of any year subject to this Agreement.

b.  Return Commission.  When Reinsured’s Expense Ratio for any year subject to this Agreement is less than 33%, Reinsured shall pay Reinsurer Return Commission.  The amount of Return Commission is determined by subtracting the Reinsured’s Expense Ratio from 33%.  Reinsured shall pay Reinsurer such Return Commission within 45 days following the conclusion of any year subject to this Agreement.

3.  Expense Ratio.  As used herein, Reinsured’s “Expense Ratio” for any year subject to this Agreement shall be Reinsured’s  Loss Adjustment Expenses and for Other Underwriting Expenses (as reported by Reinsured in the Underwriting and Investment Exhibit, Part 3, columns 1 and 2 of the Reinsured’s  Annual Statement) divided by the premium (as defined in Article III) that Reinsured ceded to Reinsurer.

ARTICLE V -  LOSS AND RESPONSIBILITIES

1.  BCMI shall give NMI notice of any losses by way of quarterly listings.

2.  BCMI shall provide all administrative, accounting and claims administration, and payment and processing duties required to service the business reinsured hereunder, including, without limitation, the following:

a.  Effect existing and new agent licensing and appointments;

b.  Print all policies, certificates, and other forms necessary for the issuance and service of the Business;

c.  Pay agent commissions on the Business;

d.  Pay claims on the Business;

e.  Prepare and forward pertinent data relative to the Business to NMI for annual and quarterly statement purposes and income tax returns; and shall provide NMI with such information as needed to complete such reports or returns or other such information as may be reasonably required.

3.  NMI agrees to accept the decision of BCMI in denying or settling any claim.

ARTICLE VI -  ACCOUNTS

1.  BCMI will dispatch to NMI a quarterly accounting within thirty (30) days after the end of each calendar quarter, setting forth the following:

a.  All gross premium written and refunded.

b.  Agent’s commissions.

c.  Premium taxes thereon.

d.  Required reserves.

e.  Losses and loss adjustment expenses.

2.  The net balance due NMI or BCMI shall be paid by the owing party within 10 days after the quarterly accounting is provided.

ARTICLE VII -  ERRORS AND OMISSIONS

Should any item inadvertently be omitted from, or credited in error on an account, such omission or error will not affect the liability of NMI and/or BCMI in regard to any reinsurance and the mistake will be rectified as soon as possible upon discovery.

ARTICLE VIII -  RESERVES

1.  NMI will maintain such reserves as may be required by law or regulation with respect to premiums and claims on the business embraced by this Agreement.

ARTICLE IX -  OVERSIGHTS

Neither NMI nor BCMI shall be prejudiced in any way by any omission through clerical error, accident, or oversight to cede to NMI any reinsurance rightfully falling within the terms of this Agreement, or by erroneous cancellation, either partial or total, of any cession or by omission to report or by erroneously reporting losses, or by any other error or omission, but any such error or omission shall be corrected immediately upon discovery.

ARTICLE X -  INSPECTION OF RECORDS

BCMI shall have the right at any reasonable time to inspect at the offices of NMI all books and records pertaining to the reinsurance under this Agreement.  NMI shall have the right at any reasonable time to inspect at the offices of BCMI all books and records pertaining to the reinsurance under this Agreement.

ARTICLE XI -  ARBITRATION

1.  All disputes or differences between the parties with respect to the operation or interpretation of this Agreement on which an amicable understanding cannot be reached shall be decided by arbitration.  The arbitrators shall be empowered to decide all questions or issues and shall be free to reach their decision from the standpoint of equity and customary practices of the insurance and reinsurance industry rather than strictly from that of the law.

2.  The arbitration shall be held at Fargo, North Dakota.  The arbitration panel shall consist of three (3) arbitrators who must be current or former officers of insurance companies, other than the parties to this Agreement or their affiliates or subsidiaries.  BCMI shall select and appoint one arbitrator and NMI the other (the “Party Arbitrators”).  The Party Arbitrators shall then select an impartial third arbitrator.

3.  The arbitrators shall decide by a majority of votes, and their written decision shall be final and binding as to both parties and from which there can be no appeal.  The cost of arbitration, including the fees of the arbitrators, shall be borne by the non-prevailing party.

ARTICLE XII -  INSOLVENCY

In the event of the insolvency of BCMI, all reinsurance and related administration thereto, as provided herein, shall remain in full force and effect, without diminution because of the insolvency of BCMI.  The amount recoverable by the liquidator from the reinsurer shall not be reduced as a result of delinquency proceedings.  Payment made directly to an insured or other creditor shall not diminish the reinsurer’s obligation to the insurer’s estate except when either of the following applies:  (1) the contract or other written agreement specifically provides for another payee of the reinsurance in the event of the insolvency of the ceding insurer or (2) the assuming insurer, with the consent of the direct insured, has assumed the policy obligations of the ceding insurer as direct obligations of the assuming insurer to the payees under the policies and in substitution for the obligations of the ceding insurer to the payees.

ARTICLE XIII -  TERMINATION

This Agreement shall be continuous, but may be terminated by either party upon 12 months written notice.

In the event of termination, the liability of NMI shall continue until there is a run-off of all liabilities on all policies with inception dates prior to the effective date of termination.

ARTICLE XIV -  CURRENCY

All amounts expressed herein are in United States Dollars and all premium and loss payments shall be made in United States currency.

ARTICLE XV- OFFSET CLAUSE

BCMI and NMI may offset any balances, whether on account of premiums, commissions, claims or claim adjustment expense, or any other amount(s) due from one party to the other under this Agreement or any other reinsurance agreement previously or hereafter executed, whether acting as the reinsurer or the ceding company.  In the event of the insolvency of any party hereto, however, offset shall only be allowed in accordance with applicable law.

ARTICLE XV -  CHANGES

No separate notice, understanding or agreement pertaining to the application of this Reinsurance Agreement, whether oral or documented in any way, that purports to waive or change or that is in any way inconsistent with the clear intent, or any of the terms hereof, shall be binding on either NMI or BCMI unless provided for or incorporated herein by standard terms or by special acceptance; nor shall any such notice understanding or agreement that contradicts  the terms of this Agreement, operate as an estoppels to the assertion of any rights hereunder.

This Agreement shall constitute the entire agreement between BCMI and NMI with respect to the business being reinsured hereunder and the obligations of BCMI and NMl shall be determined solely by the terms of this Agreement.

ARTICLE XVI -  SOVEREIGNTY

If any provision(s) of this Agreement be declared illegal by any forum or a regulatory official, it is understood and agreed that said provision(s) will be deleted from this Agreement, with no impact or effect upon the enforceability of the remaining provisions as a whole.

ARTICLE XVII -  MISCELLANEOUS

1.  This Agreement may be altered only by amendment in writing signed by an appropriate officer of each of the parties.

2.  This Agreement is to be considered, construed, and interpreted under the laws of the State of Nebraska.

3.  Any and all prior existing reinsurance agreements between BCMI and NMI are hereby cancelled on the effective date of this Agreement.  This Reinsurance Agreement supersedes all prior reinsurance agreements between the parties.

4.  Notwithstanding anything herein to the contrary, this Reinsurance Agreement will not be deemed effective if the Form A has not been approved by the Nebraska Insurance Department or if the actual closing of the Agreements contemplated under the Affiliation Agreement fails to occur.

IN WITNESS WHEREOF, the said BATTLE CREEK MUTUAL INSURANCE COMPANY and NODAK MUTUAL INSURANCE COMPANY have, by their respective officers, executed and delivered these presents in duplicate of the dates shown below.

BATTLE CREEK MUTUAL	NODAK MUTUAL INSURANCE
INSURANCE COMPANY	COMPANY

/s/ Bruce Zimmerman	/s/ Michael J. Alexander
Bruce Zimmerman	Michael J. Alexander
President	Executive Vice President & CEO

Date: February 23, 2011	Date: February 23, 2011

Exhibit B

EMPLOYEE LEASING AGREEMENT

WHEREAS, Battle Creek Mutual Insurance Company (“BCM”) and Zimmerman Insurance Agency, Inc. (“ZIA”) have heretofore entered into a Shared Operations Agreement dated January l, 1992; and

WHEREAS, the Parties wish to terminate that Agreement by mutual consent effective January 1, 2011; and

WHEREAS, the Parties wish to enter into an Employee Leasing Agreement to become effective on January 1, 2011 upon the terms set forth below;

IT IS THEREFORE AGREED as follows:

1.  BCM shall determine which employees with the requisite skill or abilities are necessary to operate and conduct its insurance business and shall, from time to time, notify ZIA of BCM’s requirements.

2.  ZIA agrees to use its best efforts to supply employees who meet BCM’s requirements.  However, employees of ZIA shall not be responsible for placement of reinsurance or the management of BCM’s investment portfolio.

3.  BCM shall have the right at any time, in its absolute discretion, to require ZIA to withdraw the services of any designated employee.  Once an employee ceases to provide the services covered by this Agreement, he or she shall no longer be an employee covered by this Agreement, but will remain an employee of ZIA subject to retention or termination as ZIA may determine in its sole discretion.  Once an employee ceases to be an employee of ZIA, he or she shall cease to be an employee covered by this Agreement.

4.  ZIA presently has twenty-seven (27) employees who devote their full time and efforts to the operation and management of BCM’s insurance business and BCM agrees to accept the services of all of those employees pursuant to the terms of this Agreement.

5.  ZIA is an independent contractor and all employees it furnishes to BCM are employees of ZIA.

6.  ZIA is responsible for complying with all state and federal laws or regulations relating to or governing ZIA’s employees and shall hold harmless BCM for any penalty, deficiency or damages arising out of ZIA’s failure to comply with these requirements.

7.  In addition to the compliance required under number 6 above, ZIA shall be responsible for the salaries or wages and fringe benefits, including, but not limited to, health, life or liability insurance, and pension and 40lk plans.  ZIA shall also be responsible for all taxes based on payroll.

8.  ZIA shall carry worker’s compensation, unemployment, liability and fidelity insurance that covers any employee leased under this Agreement.  To the extent allowed, all such policies shall name BCM as an additional insured, with policy limits as required by BCM.  ZIA shall annually furnish BCM with certificates or insurance evidencing the existence of such insurance.

9.  For its service, ZIA shall be paid by BCM for all indirect costs that ZIA incurs in furnishing the services under this Agreement.  Indirect costs include salaries or wages, taxes based on payroll and ZIA’s costs for any fringe benefits and costs of insurance required by this Agreement.  It is the parties’ intention that all costs incurred by ZIA with respect to the ZIA employees subject to this Agreement shall constitute indirect costs to be paid by BCM to ZIA.

10.  BCM will pay ZIA’s indirect costs based on bi-weekly estimates submitted by ZIA.  On an annual basis, ZIA will submit an accounting, based on GAAP, of the total of the indirect expenses of ZIA, which accounting shall reflect a credit for the bi-weekly payments and the balance due either party.

11.  BCM shall be responsible for all its direct expenses, which include consultants, accounting services, postage, printing, equipment rental, travel and any other costs incurred directly by BCM.

12.  BCM agrees that it will comply, and assure the compliance of third parties, with all health and safety laws, regulations, ordinances, directives, and rules imposed by federal, state, or local governmental entities regarding the proper use and safety of the facilities where the employees shall conduct the services described in this Agreement.

13.  This Agreement shall expire on December 31, 2013; thereafter, the term of this Agreement shall automatically renew for successive renewal terms of one (1) year each unless either party delivers notice to the other party at least six (6) months prior to the expiration of the existing term or renewal term.

14.  This Agreement may be terminated by either party upon thirty (30) days’ notice to the other party upon any of the following events:  (a) the mutual agreement of the parties; (b) upon any default of a party’s obligation under this Agreement which default is not corrected after ten (10) days written notice from the non-defaulting party; provided, however, neither party shall have the right to terminate this Agreement based upon any default caused (in whole or in part) by such defaulting party.

15.  Neither party may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other party.

16.  This Agreement is only for the benefit of the parties hereto and shall not confer any benefit or create any right or cause of action in or on behalf of any other person.

17.  Upon the effective date of this Agreement, the Shared Operations Agreement of January l, 1992 shall be deemed terminated.

18.  Regardless of the date of execution, this Agreement becomes effective on January 1, 2011.

DATED this 30th day of January, 2010.

BATTLE CREEK MUTUAL	ZIMMERMAN INSURANCE AGENCY,
INSURANCE COMPANY	INC.

By:	/s/ Bruce Zimmerman	By:	/s/ Victoria J. Ashker
Print:	Bruce Zimmerman	Print:	Victoria J. Ashker
Title:	Authorized Representative	Title:	Authorized Representative

Exhibit C

SURPLUS NOTE AGREEMENT

Battle Creek Mutual Insurance Company, a voluntary assessment association organized under the laws of the State of Nebraska (hereinafter “Issuer”), for value received, hereby promises to pay, subject to the approval of the Director of Insurance pursuant to Section 44-221 of the Nebraska Revised Statutes, to Nodak Mutual Insurance Company, or registered assigns, the principal sum of three million United States dollars ($3,000,000.00) on December 30, 2040, (the Scheduled Maturity Date) and to pay interest thereon, subject to the approval of the Director of Insurance pursuant to Section 44-221 of the Nebraska Revised Statutes, from December 30, 2010 or from the most recent Scheduled  Interest Payment Date to which interest has been  paid or duly provided for, semi-annually in arrears on January 1 and July 1 in each year, commencing July 1, 2011(each, a “Scheduled Interest Payment  Date”) at the  rate of one percent (1.0%) per annum, until the  principal hereof  is paid or duly provided for.  The date upon which any state or federal agency obtains an order or grants approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer shall also be deemed to be the Scheduled Maturity Date.  As specified herein, all payments of principal or interest on this Security may be made only from the Issuer’s available surplus when the amount of the Issuer’s surplus over all liabilities is double that of the amount of principal and interest then being paid and only with the prior approval of the Director of Insurance pursuant to Section 44-221 of the Nebraska Revised Statutes.  The interest so payable, and punctually paid or duly provided for, on any Scheduled Interest Payment Date shall be paid at the close of business on July 1st (a “Regular Record Date”), next preceding such Scheduled Interest Payment Date.  Interest on the Securities shall be calculated on the basis of a 360-day year of twelve 30-day months.  Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable on such Regular Record Date and shall be paid at the close of business 15 days prior to a special record date for the payment of such interest to be fixed by the Issuer.

Payments of principal of the Security shall be made only against surrender of the Security.  Payments of interest on this Security may be made, in accordance with the foregoing and subject to applicable laws and regulations, on or before the Scheduled Interest Payment Date of such  payment.  Any permitted payment of principal of this Security may be made by check drawn on a bank in the United States.  Notwithstanding the forgoing, permitted payments of principal of or any interest on this Security shall be made by wire transfer to an account maintained by the payee with a bank in the United States if the holder so elects by giving notice not less than 15 days prior to the applicable Scheduled Maturity Date or Scheduled Interest Payment Date, Unless such designation is revoked, any such designation made by such holder with respect to the Security shall remain  in effect with respect  to any future payments with respect to the Security payable to such holder.

This Surplus Note is subordinated to policyholders, claimants and beneficiary claims and to all other classes of creditors other than to future surplus note holders, if any.  Future surplus notes, if any, will be pari passu with this Surplus Note.

[SIGNATURE PAGE TO FOLLOW]

This Security may be executed by the Issuer by manual or facsimile signatures, and such signatures may be executed on separate counterparts.

Dated: December 30, 2010.	BATTLE CREEK MUTUAL
INSURANCE COMPANY

By:	/s/ Bruce Zimmerman
Print:	Bruce Zimmerman
Title:	Chairman

ATTEST:

By:	/s/ Victoria J. Ashker
Print:	Victoria J. Ashker
Title:	Secretary

Exhibit D

AMENDED AND RESTATED ARTICLES OF
INCORPORATION OF BATTLE CREEK MUTUAL INSURANCE COMPANY

ARTICLE I

Name, Location and Resident Agent

Section 1.  The name of this Company shall be Battle Creek Mutual Insurance Company, and its principal place of business shall be in the city of Battle Creek, Madison County, Nebraska.

Section 2.  The registered agent of said Company shall be Bruce Zimmerman, Battle Creek, Nebraska.  The registered office shall be Battle Creek Mutual Insurance Company, 603 S. Preece Street, Battle Creek, Nebraska 68715.

ARTICLE II

Nature of Business

Section 1.  The nature of the business to be transacted and the objects and purposes of the Company are:  to act as a domestic mutual insurance company under the laws of the State of Nebraska and to make all kinds of insurance permitted such Companies under the laws of the State of Nebraska.

Section 2.  The Company shall have all the privileges and powers, and may engage in any activity permitted similar Companies organized under the laws of the State of Nebraska; and may do and perform all and every lawful act required as deemed expedient for the conduct of its business, the ownership and its property, or the maintenance perpetuity, prosperity or welfare of the Company.

ARTICLE III

Investments

Section 1.  The Company shall be authorized to invest its funds in a manner not prohibited by the laws of the State of Nebraska.

ARTICLE IV

Additional Powers

Section 1.  The Board of Directors may from time to time vote to indemnify and reimburse any director or officer or former director or officer of the Company, his or her heirs, estate or personal representatives, for any loss, cost or expense he or she may suffer, including Court costs, attorney’s fees, and incidental expenses, and further including the amount of any payment properly made to settle or compromise any proceeding in which such director or officer is made a party to any legal proceedings, including appeals therefrom, because of his or her being or having been a director or officer of the Company.  Provided, however, the directors shall have no power to indemnify or reimburse a director or officer or former director or officer of the Company in any case in which he or she shall finally be adjudged in such proceedings to be liable for negligence or misconduct in the performance of his or her duty as such director or officer or former director or officer.  The foregoing right to indemnity and reimbursement shall not be exclusive of other rights to which a director or officer may be entitled by law, agreement, vote of members or otherwise.

ARTICLE V

Perpetual Existence

Section 1.  This Company shall have perpetual existence, unless sooner dissolved by or in accordance with the laws of the State of Nebraska.

ARTICLE VI

Policyholder Members

Section 1.  The Company shall be operated as a mutual company, without capital stock.  Each policyholder shall be a member of this Company.  Policyholders shall participate in the profits of the Company, proportionately, on the basis of premiums paid and savings or earnings of the Company properly attributable thereto, which profits may be allocated or distributed at different rates upon different kinds of classifications of risks insured.  The private property of the members shall not be subject to the debts of the Company.

ARTICLE VII

Annual Meeting of Members

Section 1.  The members shall meet annually on a day prescribed in the Bylaws at the home office of the Company for the purpose of electing directors and transacting such other business as may properly come before the members.

Section 2.  Each member shall have a right to vote in person or by proxy, and shall be entitled to one vote at all annual meetings and at all special meetings legally called.  The membership list of the Company shall be closed at a date provided in the Bylaws for the purpose of determining the members of record for the annual or special meeting to be held.

ARTICLE VIII

Board of Directors and Officers

Section 1.  The composition, duties and time of meeting of the Board of Directors shall be set out in the Bylaws of the Company.

Section 2.  The officers to be appointed, their duties shall be set out in the Bylaws of the Company.

ARTICLE IX

Amendments

Section 1.  Amendments to these Articles of Incorporation shall be adopted by a two-thirds majority vote of all the directors, thereafter approved by the Department of Insurance, and thereafter approved by a majority vote of all the members voting in person or by proxy at that annual or legally called special meeting.  Notice of such proposed amendments to these Articles of Incorporation shall be sent to all members of record as required in the Bylaws of the Company.

ARTICLE X

Superseding of Prior Articles

Section 1.  These Amended and Restated Articles of Incorporation supersede the original articles of incorporation and all amendments thereto.

CERTIFICATION

Pursuant to application provisions of the Nebraska Revised Statutes, as amended, the undersigned authorized representatives of the Company hereby certify that:

(a)  The name of the Company is Battle Creek Mutual Insurance Company;

(b)  The foregoing Amended and Restated Articles of Incorporation include amendments that have been approved by a vote of the policyholder members of the Company;

(c)  At the time of the membership vote for the Amended and Restated Articles of Incorporation, the Company had 7,717 policyholder members, each entitled to cast one vote.  The number of policyholder members voting in favor of the Amended and Restated Articles of incorporation was 7,704.  The number of members voting against was 0.  The number of votes cast in favor of the Amended and Restated Articles of incorporation is sufficient to be deemed the act of the Company; and

(d)  The Amended and Restated Articles of Incorporation were approved and adopted on February 25, 2011.

BATTLE CREEK MUTUAL
INSURANCE COMPANY

By:	/s/ Bruce Zimmerman
Print:	Bruce Zimmerman
Title:	Chairperson

By:	/s/ Victoria J. Ashker
Print:	Victoria J. Ashker
Title:	Secretary

Exhibit E

RESTATED BY-LAWS

OF

BATTLE CREEK MUTUAL INSURANCE COMPANY

ARTICLE I -  NAME

The name of this company is “BATTLE CREEK MUTUAL INSURANCE COMPANY.”

ARTICLE II -  MEMBERS

Section 1.  Members.  Any person or legal entity owning a valid policy of insurance issued by the Company shall be a member of the Company, but only so long as said policy remains in force.

Section 2.  Voting.  Each member shall be entitled to one vote, in person or by proxy at any annual or special meeting of the members, regardless of the number of policies owned by the member.

Except as provided by law, a majority vote of the members present in person or by proxy and voting shall be sufficient to carry any proposition.

Section 3.  Meetings and Notices.

A.  Annual Meeting.  The annual meeting of the members shall be on the fourth Wednesday in April at the home office of the Company in Battle Creek, Madison County, Nebraska, for the purpose of electing directors and such other business as may come before the meeting.

Notice of the time and place of the annual meeting of the members shall be contained in the policy of insurance.

B.  Special Meetings.  Special meetings of the members may be called by the President upon the written request by a majority of the Board of Directors or upon written request of twenty percent (20%) of the members.

Notice of a special meeting shall be in writing and mailed to a policyholder at the policyholder’s last known address, as set forth in the records of the Company.  The Notice shall specify the time, place and business to be transacted at such meeting.

Section 4.  Quorum.  A quorum at any meeting of the members shall consist of not less than one-third (⅓) of the members, present in person or by proxy, but a lesser number may adjourn the meeting to another time and place.

Section 5.  Proxies.  Any member may vote at any annual or special meeting by a proxy duly executed by the member and nominating another member as an attorney in fact.

All proxies must be in a form approved by the Company and filed with the Secretary at least five (5) days prior to the meeting.  Unless otherwise stated therein, proxies shall be valid for eleven (11) months following the date of execution thereof.

Section 6.  Record Date.  The list of policyholders existing forty-five (45) days prior to the date of the meeting shall constitute the members eligible to vote.

ARTICLE III -  BOARD OF DIRECTORS

Section 1.  Membership and Terms.  The Board of Directors shall consist of not less than five (5) nor more than ten (10) members, with the actual number set, from time to time, by Resolution of the Board of Directors.

Directors shall be elected for a three-year (3-year) term, and as nearly as may be, one-third (⅓) shall be elected annually.

The Board of Directors shall be appointed, nominated and/or elected as follows:

A.  Appointed Directors.  During the term of the Surplus Note or the 100% Quota Share Agreement, as described in the Affiliation Agreement, effective on or about April 1, 2011, Nodak Mutual Insurance Company shall appoint two-thirds (⅔) of the members of the Board of Directors (the “Appointed Directors”).  In the event of a vacancy in the seat of one or more of the Appointed Directors, due to removal, resignation, death, disability, or termination of his/her appointment, Nodak Mutual Insurance Company shall have the right to appoint a replacement Appointed Director.

B.  Elected Directors.  During the term of the Affiliation Agreement made by and between the Company and Nodak Mutual Insurance Company, effective on or about April 1, 2011, the policyholders of the Company may nominate and elect one-third (⅓) of the members of the Board of Directors (the “Elected Directors”).  Prior to the effective date of the Affiliation Agreement described above, the Board of Directors of the Company shall designate the Elected Directors from the current Board of Directors who shall serve the remainder of their respective three (3) year terms remaining on April 1, 2011.  Elected Directors shall each serve for a three (3) year term, and as nearly as may be, one-third (⅓) shall be elected annually.  Any vacancy in the seat of one or more Elected Directors due to termination, resignation, death, disability or removal from office shall be filled by appointment of an interim Elected Director to serve until the next Annual Meeting of the policyholders, at which time an Elected Director will be elected by the policyholders to serve the remainder of the term of the vacant seat.  Vacancy appointments of the Elected Directors shall be made by the remaining Elected Directors then serving on the Board of Directors.  In the event all seats of the Elected Directors should become vacant at any one time, the Company will cause a Special Meeting of the policyholders to be called for the purpose of filling the vacancies.

Section 2.  Authority.  All corporate powers shall be exercised by or under the authority of and the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

Section 3.  Election.  Nominations for election to the Board of Directors must be in writing and filed with the Secretary of the Company at least thirty (30) days prior to the date of the annual meeting.

From nominations so made, and no others, the members of the Board of Directors shall be so elected with the nominee receiving the highest number of votes declared elected.

Section 4.  Vacancies.  Except as otherwise set forth herein, any vacancy on the Board of Directors caused by resignation, death or disqualification shall be filled by a vote of the Board of Directors, with such person to serve the unexpired term.

In the event of a vacancy caused by an increase in the number of directors, the vacancy shall be filled by a vote of the Board of Directors, with such person to serve  until the next annual  meeting of the members.

Section 5.  Organization Meeting.  The regular organizational meeting of the Board of Directors shall be held immediately after the adjournment of the members’ annual meeting, or as soon thereafter as a quorum of the Board of Directors can be obtained, for the election of officers and the transaction of any other business which may properly be brought before the meeting, and no notice shall be required of such meeting.

Section 6.  Other Meetings.  Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may designate.  Special meetings of the Board of Directors may be called by the President at any time or by the Secretary when requested in writing by one-third of the entire number of Board members.  At least two (2) days written notice or electronic notice of special meetings shall be given each member of the Board.  Attendance at any special meeting shall constitute waiver of notice.

Section 7.  Place of Meeting.  All meetings of the Board of Directors shall be held at the office of the Company, unless some other place is designated therefore in the notice of the meeting.  Unless otherwise indicated in the notice of a special meeting, any and all business may be transacted at a special meeting.  Any or all Directors may participate in any meeting of the Board of Directors by any means of remote communication through which the Directors may simultaneously  hear each other during such meeting, and such participation constitutes presence in person at the meeting.

Section 8.  Quorum.  A majority of the Directors holding office immediately prior to a meeting of the Board of Directors shall constitute a quorum for the transaction of business at such meeting.  A majority vote of the Directors present in quorum shall determine any matter not herein or by law requiring a different vote.

Section 9.  Compensation and Employment, Officers and Employees.  The Board of Directors shall fix the compensation of all officers and may fix a reasonable compensation to be paid Directors for attending meetings of the Board of Directors.  The Board of Directors may employ or authorize the employment of such legal counsel, manager or management service, clerks, representative and other employees as they deem necessary and may define and limit their powers and duties, and term of service.

Section 10.  Written Action.  An action required or permitted to be taken by the Board of Directors may be taken by written action signed by that number of Directors that would be required to take the same action at a meeting of the Board at which all Directors are present, except as to those matters requiring policyholder approval, in which case the written action must be signed by all members of the Board of Directors then in office.  When action is taken in this manner, all Directors must be notified immediately of its text and effective date.

Section 11.  Committees.  The Board of Directors may appoint such committees as it deems to be in the best interests of the Company, which to the extent provided in the resolution creating the committee, shall have and may exercise such powers as the Board of Directors may designate.

ARTICLE IV -  OFFICERS

Section 1.  Officers, Qualifications and Election.  The Company shall have a Chairman, a President, a Secretary, a Treasurer and such other officers, if any, as the Board of Directors from time to time may elect.  Any number of offices or functions of those offices may be held or exercised by the same person.  The Board of Directors may elect officers at any time.

Section 2.  Term of Office.  Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

Section 3.  Removal of Officers.  Any officer may be removed from office at any time, with or without cause, by the Board of Directors.

Section 4.  Resignation.  An officer may resign at any time by giving written notice to the Company.  A resignation will be effective upon its receipt by the Company, unless the resignation specifies it is to be effective at some later time or upon the occurrence of some specified later event.

Section 5.  Vacancies.  A vacancy in any office may, or in the case of a vacancy in the office of President or Treasurer shall, be filled by the Board of Directors.

Section 6.  Compensation.  Officers shall receive such amounts and types of compensation for their services as shall be fixed by the Board of Directors.

Section 7.  Powers.  Unless otherwise specified by the Board of Directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these By-Laws (if any are so set forth), (ii) set forth in the resolution of the Board of Directors electing that officer or any subsequent resolution of the Board of Directors with respect to that officer’s duties, or (iii) commonly incident to the office held.  An officer elected or appointed by the Board of Directors may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons.

Section 8.  Chairman.  The Chairman shall preside at all meetings of the members and the Board of Directors and perform any other duties incident to such office or assigned by the Board of Directors.

Section 9.  President.  The President shall have general active management of the business of the Corporation.  In the absence of the Chairperson of the Board, the President shall preside at all meetings of the shareholders and directors.  The President shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall execute and deliver, in the name of the Company, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the Articles or By-Laws or by the Board of Directors to some other officer or agent of the Company.  The President shall maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders and, in general, perform all duties usually incident to the office of the President.  The President shall have such other duties as may, from time to time, be prescribed by the Board of Directors.

Section 10.  Treasurer.  The Treasurer shall keep accurate financial records of the Company.  The Treasurer shall deposit all moneys, drafts and checks in the name of, and to the credit of, the Company in such banks and depositories as the Board of Directors shall, from time to time, designate.  The Treasurer shall have power to endorse for deposit, all notes, checks and drafts received by the Company.  The Treasurer shall disburse the funds of the Company, as ordered by the Board of Directors, making proper vouchers therefore.  The Treasurer shall render to the President and the Directors, whenever requested, an account of all transactions entered into as Treasurer and of the financial condition of the Company, and shall perform such other duties as may, from time to time, be prescribed by the Board of Directors or by the President.

Section 11.  Vice Presidents.  The Vice Presidents, if any, shall be subject to the direction and control of the Board of Directors and the President and shall have such powers and duties as the Board of Directors, or the President, may assign to them.  If the Board of Directors elects more than one Vice President, then it shall determine their respective titles, seniority and duties.  If the President is absent, disqualified from acting, unable to act or refuses to act, the most senior in rank of the Vice Presidents (as determined by the Board of Directors) shall have the powers of, and shall perform the duties of, the President.

Section 12.  Assistant Treasurers.  The Assistant Treasurers, if any, shall have such powers and duties as the Board of Directors, the President and the Treasurer may assign to them.  If the Board of Directors elects more than one Assistant Treasurer, then it shall determine their respective titles, seniority and duties.  If the Treasurer is absent, disqualified  from acting, unable to act or refuses to act, the most senior in rank of the Assistant Treasurers (as determined by the Board of Directors) shall have the powers of, and shall perform the duties of, the Treasurer.

Section 13.  Secretary.  The Secretary, if any, shall be subject to the direction and control of the Board of Directors and the President, and shall have such powers and duties as the Board of Directors and the President may assign to the Secretary.

ARTICLE V -  COMMITTEES

Section 1.  Committees.  Members of the Executive Committee, if there be one, or any other committee, shall be appointed for such term, and have such powers, as the Board may designate in the resolution establishing the committee, but may be removed at any time by a vote of a majority of all the directors.  Vacancies on a committee may be filled by vote of the Board of Directors.

Section 2.  Committee Meetings.  Regular meetings of any committee may be held without notice at such times and places as the committee may fix from time to time by resolution or as determined by the committee’s Chairman.  Special meetings of any committee may be called by a majority of members thereof, or by the President upon not less than one (1) day’s notice stating the place, date and hour of the meeting, which notice may be written or oral, and if mailed, shall be deemed to be delivered when deposited in the United States mail addressed to the member of such committee at his address.  Any member of the committee may waive notice of any meeting, and no notice of any meeting need be given to any member thereof who attends in person.  The notice of a meeting of any committee need not state the business proposed to be transacted at the meeting.

Section 3.  Quorum.  A majority of the members of any committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of any committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

Section 4.  Committee Action.  Any action required or permitted to be taken by any committee at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all the members of such committee.  A committee may act by written resolution approved by all of the members, although not formally convened.

Section 5.  Vacancies.  Any vacancy in any committee may be filled by a vote of a majority of the whole Board of Directors.

Section 6.  Removal/Resignation of Committee Members.  Any member of any committee may be removed at any time with or without cause by resolution adopted by a majority of the whole Board of Directors.  Any member of any committee may resign from such committee at any time by giving notice to the President or Secretary of the Company and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 7.  Officers/Rules/Minutes of Committees.  Each committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these By-Laws.  It shall keep regular Minutes as specified in these By-Laws and report the same to the Board of Directors for its information at the meeting thereof held next after proceedings shall have been taken.

Section 8.  Compensation.  The compensation, if any, and expense allowance, if any, to be paid members of a committee shall be fixed by the Board of Directors.

ARTICLE VI -  DIVIDENDS

To the extent allowed by applicable laws, the Board of Directors, in its discretion, may from time to time in such manner and to such extent as it may deem advisable, fix and determine the amount of dividends, if any, to be distributed to members, or classes or groups thereof, and for such purposes may establish reasonable classifications or groupings of members and plans of payment based on loss ratios, size of risk, class of business, territorial division, or any combination thereof, or any other equitable method, provided, however, such dividends shall be paid only from part of gains and savings accumulated from the business as the Board of Directors, in its discretion, shall deem unnecessary  for the payment of losses and expenses, for surplus requirements and for the general security of the Company and its members.

ARTICLE VII -  DIRECTORS’ LIABILITY

A director of the Company shall not be liable to the Company or its members for money damages for any actions taken, or any failure to take action, or any failure to take action as a director, except for any of the following:

1.  The amount of a financial benefit received by a director to which the director is not entitled.

2.  An intentional infliction of harm on the Company or the members.

3.  A violation of Section 21-2096 of the Nebraska Revised Statutes.

4.  An intentional violation of criminal law.

ARTICLE VIII -  INDEMNITY

The Company shall indemnify a director for liability, as defined in § 21-20, 102, of the Nebraska Revised Statutes, or as amended, to any person for any action taken, or failure to take any action, as a director, except liability for any of the following:

1.  Receipt of a financial benefit to which the director or officer is not entitled.

2.  An intentional infliction of harm on the Company or its members.

3.  A violation of § 21-2096 of the Nebraska Revised Statutes.

4.  An intentional violation of criminal law.

ARTICLE IX -  SEAL

The Company shall have a Company Seal in a design selected by the Board of Directors.

ARTICLE X -  AMENDMENT TO BY-LAWS

These By-Laws may be amended by addition, alteration or repeal at any meeting of the Board of Directors by an affirmative vote of not less than two-thirds (⅔) of the directors present, provided that written notice of the same shall have been provided to each Director at least thirty (30) days prior to the meeting at which the same is to be considered.

Page 7 of 7